UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
_________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 15, 2006

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Meta Financial Group, Inc.
(Exact name of registrant as specified in its charter)

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Delaware	0-22140	42-1406262
(State or other jurisdiction of	(Commission File	(IRS Employer
Incorporation)	Number)	Identification No.)

Fifth at Erie, Storm Lake, IA 50588
(Address of principal executive offices)(Zip Code)

Registrant’s telephone number, including area code: (712) 732-4117

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))
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TABLE OF CONTENTS

Item 1.01 - Entry into a Material Definitive Agreement

Signatures

Section 1 - Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement

On March 15, 2006, a subsidiary of the Registrant, MetaBank, entered into a Settlement Agreement (the “Settlement Agreement”) with First Indiana Bank, N.A. (“First Indiana”). The Settlement Agreement was entered into in order to resolve all disputes as between First Indiana and MetaBank with respect to MetaBank’s loans to three entities involved in auto sales, service, and financing, and their principal owner (collectively, the “Loans”). MetaBank was the lead lender and servicer of the Loans, which totaled approximately $32.0 million. MetaBank sold approximately $22.2 million of the Loans to ten participating financial institutions, including First Indiana. The Loans and matters relating to the Loans have been previously described in earlier filings by the Registrant.

MetaBank agreed in the Settlement Agreement to pay First Indiana a lump sum payment of $461,000 upon execution of the Settlement Agreement, in exchange for First Indiana’s agreement to convey to MetaBank 2.72% of the loan to the financing entity described above, including all of First Indiana’s rights with respect to such percentage of that loan. Of the $16.9 million loan to the financing entity, First Indiana had taken $6.0 million, or 35.45% of that particular loan. Upon execution of the Settlement Agreement, First Indiana’s undivided interest was reduced to 32.72% of the total loan balance, or $5,539,000, and MetaBank’s interest was increased by $461,000. As described in its earlier filings, the Registrant has already taken a provision for loan losses related to the Loans.

The parties also acknowledged in the Settlement Agreement, with respect to a separate participation agreement unrelated to the Loans and pursuant to which MetaBank purchased from First Indiana an interest in a loan to an unrelated auto finance company (the “Unrelated Participation Loan”), that First Indiana will pay to MetaBank within three days of the Settlement Agreement the lump sum of $2,423,049.87, which amount represents full repayment of principal with interest to MetaBank with no discount.

The Settlement Agreement also contained mutual releases by both parties running to the other party, as well as other customary terms and conditions.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

META FINANCIAL GROUP, INC.

By:	/s/ Jonathan M. Gaiser
Jonathan M. Gaiser
Senior Vice President, Secretary, Treasurer and Chief Financial Officer

Dated: March 15, 2006